Exhibit 99.1

Press Release
Trident Microsystems Provides Consolidated Fourth Quarter of Fiscal Year 2009 Outlook
Outlook Includes Acquisition of Micronas Product Lines
Santa Clara, Calif. — May 18, 2009: Trident Microsystems, Inc. (Nasdaq: TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television (DTV) markets, today announced an update to its outlook for the fourth quarter of fiscal year 2009.
Trident’s outlook for the fourth quarter of fiscal year 2009, described below, is based on current expectations, includes expected results from the recently completed acquisition of certain consumer business division assets from Micronas Semiconductor Holding AG, and is subject to various factors, including those set forth in the Forward-Looking Information statement below. Actual results may differ materially.
Fourth Quarter Fiscal Year 2009 Outlook
•	Net revenues are expected to be in the range of $15 to $18 million.

•	Gross Margin in the low 30% range.

•	Non-GAAP operating loss is projected to be in the range of $15 to $17 million.

•	The company expects to end the quarter with a cash balance of approximately $177 to $182 million.
Forward-Looking Information
This press release contains forward-looking statements, including statements regarding updated financial expectations for the fourth quarter of fiscal year 2009 and results expected to be achieved in connection with our acquisition of certain consumer business division assets from Micronas Semiconductor Holding AG. The forward-looking statements made above are subject to certain risks and uncertainties, and actual results could vary materially depending on a number of factors. These risks include, in particular, our ability to successfully integrate the consumer business division product lines acquired from Micronas, our ability to build upon our core strengths, including our technology, engineering team, competitive cost structure and strong balance sheet, the timing of product introductions, the ability to obtain design wins among major OEMs for Trident’s products, and competitive pressures, including pricing and competitors’ new product introductions, the impact of the current global macroeconomic environment, the increasingly competitive DTV market and our ability to retain key employees. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at http://www.sec.gov.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets integrated circuits, or ICs, and associated software for digital media applications, such as digital televisions and LCD televisions. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig / Maria Riley
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com or maria@blueshirtgroup.com
Web site: http://www.tridentmicro.com
TRID-IR